March 31, 2004

                Securities and Exchange Commission
                       450 5th Street, N.W.
                     Washington, D.C. 20549

                 Re: NewAlliance Bancshares, Inc.
             Form 8-A (inappropriately filed as a 12(b))




Ladies and Gentlemen:

This letter is to inform you that we are hereby withdrawing NewAlliance Bancshares, Inc.'s Form 8-A which was incorrectly filed as a 12(b) filing on February 20, 2004 at 5:24 Eastern Time under File No. 001-32007, Accession No. 0000915656-04-000008. The Form 8-A was refiled under 12(g) on February 27, 2004 at 4:53 Eastern Time under File No. 000-50610, Accession No. 0000915656-04-0000014.

The SEC Staff's assistance with the withdrawal of this erroneous submission is greatly appreciated.

Thank you for your consideration. If you have any questions, please contact the undersigned at (860) 725-6210.


                                  Very truly yours,

                                  TYLER COOPER & ALCORN, LLP


                                  /s/ William W. Bouton, III
                                  ---------------------------
                                  William W. Bouton, III
                                  Partner